 EXHIBIT 99.1

NEWS RELEASE

CONTACT: Michael Budnitsky

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

SECOND QUARTER 2017 FINANCIAL RESULTS

Calabasas, CA, August 11, 2017 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and six months ended June 30, 2017. For the three months ended June 30, 2017, revenues were $9.2 million and net loss was $0.9 million ($0.17 diluted loss per share) compared with revenues of $8.7 million and net income of $0.2 million ($0.03 diluted income per share) for the three months ended June 30, 2016. For the six months ended June 30, 2017, revenues were $18.2 million and net loss was $3.0 million ($0.57 diluted loss per share) compared with revenues of $17.3 million and net loss of $0.05 million ($0.01 diluted loss per share) for the six months ended June 30, 2016.

Stockholders’ equity was $65.9 million as of June 30, 2017, or $12.41 per common share including unrealized losses, net of tax, of $0.003 million, compared to stockholders’ equity of $68.9 million as of December 31, 2016, or $12.98 per common share including unrealized investment gains, net of tax, of $0.008 million.

"We continued making significant changes to infrastructure during the second quarter and the costs of these changes, including employee severance and IT consulting, impacted our results.” said Cary L. Cheldin, Unico’s President and Chief Executive Officer. Cheldin continued: “While we were successful in bringing new leadership to our P&C underwriting and marketing operations and we adopted important rate increases later in the quarter, our claims experience from prior accident years was unfavorable. Nonetheless, I am confident that the numerous initiatives that we implemented during the first half of 2017 will make a positive impact upon our future results.”

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30	December 31
	2017	2016
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: $83,878 at June 30, 2017, and $80,372 at December 31, 2016)	$83,874	$80,384
Short-term investments, at fair value	5,093	10,205
Total Investments	88,967	90,589
Cash and restricted cash	13,586	13,496
Accrued investment income	239	186
Receivables, net	6,258	6,008
Reinsurance recoverable:
Paid losses and loss adjustment expenses	81	261
Unpaid losses and loss adjustment expenses	12,492	9,521
Deferred policy acquisition costs	4,423	4,432
Property and equipment, net	10,113	10,283
Deferred income taxes	1,170	1,177
Other assets	3,449	2,269
Total Assets	$140,778	$138,222

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$51,939	$47,056
Unearned premiums	19,877	19,375
Advance premium and premium deposits	385	224
Accrued expenses and other liabilities	2,708	2,661
Total Liabilities	$74,909	$69,316

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,307,133 at June 30, 2017, and December 31, 2016	$3,773	$3,761
Accumulated other comprehensive income (loss)	(3)	8
Retained earnings	62,099	65,137
Total Stockholders’ Equity	$65,869	$68,906

Total Liabilities and Stockholders' Equity	$140,778	$138,222

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($ in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
REVENUES
Insurance company operation:
Net earned premium	$8,220	$7,718	$16,141	$15,290
Investment income	264	212	476	424
Net realized investment losses	—	—	—	(1)
Other income	68	68	136	136
Total Insurance Company Operation	8,552	7,998	16,753	15,849

Other insurance operations:
Gross commissions and fees	671	709	1,413	1,366
Finance fees earned	18	15	36	32
Other income	—	—	—	5
Total Revenues	9,241	8,722	18,202	17,252

EXPENSES
Losses and loss adjustment expenses	5,909	4,859	14,434	9,944
Policy acquisition costs	1,591	1,701	3,089	3,401
Salaries and employee benefits	1,965	1,279	3,313	2,661
Commissions to agents/brokers	45	41	87	81
Other operating expenses	1,082	633	1,897	1,226
Total Expenses	10,592	8,513	22,820	17,313

Income (loss) before taxes	(1,351)	209	(4,618)	(61)
Income tax expense (benefit)	(460)	58	(1,580)	(13)
Net Income (Loss)	$(891)	$151	$(3,038)	$(48)

PER SHARE DATA:
Basic
Earnings (loss) per share	$(0.17)	$0.03	$(0.57)	$(0.01)
Weighted average shares	5,307,133	5,307,133	5,307,133	5,308,255
Diluted
Earnings (loss) per share	$(0.17)	$0.03	$(0.57)	$(0.01)
Weighted average shares	5,308,501	5,308,501	5,307,133	5,308,255

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	Six Months Ended
	June 30
	2017	2016
Cash flows from operating activities:
Net Loss	$(3,038)	$(48)
Adjustments to reconcile net loss to net cash from operations:
Depreciation and amortization	265	240
Bond amortization, net	(426)	(8)
Bad debt expense	15	—
Non-cash stock based compensation	12	12
Changes in assets and liabilities:
Net receivables and accrued investment income	(318)	(826)
Reinsurance recoverable	(2,791)	460
Deferred policy acquisitions costs	9	(262)
Other assets	416	604
Unpaid losses and loss adjustment expenses	4,883	(107)
Unearned premium	502	1,186
Advance premium and premium deposits	161	229
Accrued expenses and other liabilities	47	122
Income taxes current/deferred	(1,584)	(18)
Net Cash (Used) Provided by Operating Activities	(1,847)	1,584

Cash flows from investing activities:
Purchase of fixed maturity investments	(29,348)	(5,194)
Proceeds from maturity of fixed maturity investments	25,218	300
Proceeds from sale of fixed maturity investments	1,050	746
Net decrease in short-term investments	5,112	8,682
Additions to property and equipment	(95)	(522)
Net Cash Provided by Investing Activities	1,937	4,012

Cash flows from financing activities:
Repurchase of common stock	—	(90)
Net Cash Used by Financing Activities	—	(90)

Net increase in cash and restricted cash	90	5,506
Cash and restricted cash at beginning of period	13,496	8,259
Cash and Restricted Cash at End of Period	$13,586	$13,765

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$9	$9

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